EXHIBIT 3


                               OPTION TO PURCHASE

         THIS OPTION TO PURCHASE (the "Agreement") is dated as of the 20th day of March, 1998, by and among Karlton Terry Oil Company, a Colorado corporation ("KTOC") and Francarep, Inc., a Wyoming corporation (the "Stockholder"). KTOC and the Stockholder are each a "Party" and collectively the "Parties."

                                    Recitals

         A. The Stockholder owns the following shares of the issued and outstanding capital stock of American Rivers Oil Company, a Wyoming corporation ("AROC"): 275,000 shares of Class A common stock and 330,000 shares of Class B common stock. The Stockholder also owns 68,750 shares of Bishop Capital Corporation common stock. The 275,000 Class A shares, 330,000 Class B shares, and 68,750 Bishop shares are collectively the "Francarep Shares."

         B. KTOC is obligated to purchase the 275,000 Class A shares pursuant to that certain Option Agreement entered into as of October 16, 1995, by and among KTOC and the Stockholder, as amended by that certain Option Agreement entered into as of June 6, 1997 (collectively the "Francarep Agreement"), copies of which are attached hereto as Exhibit A.

         C. Royal Scot Minerals, Inc., a Delaware corporation ("RSMI") desires to acquire certain shares in AROC, including the Francarep Shares, pursuant to
(i) that certain Option to Purchase by and among RSMI, KTOC, Karlton Terry, and Art and Music Outreach for Kids, a Colorado nonprofit corporation ("AMOK"), dated as of March 20, 1998 (the "RSMI Option"), and (ii) that certain Escrow Agreement by and among RSMI, KTOC, Karlton Terry, AMOK, the escrow agent, and Stockholder dated as of March 20, 1998 (the "Escrow Agreement").

         D. The Stockholder desires to grant and KTOC desires to obtain an option to purchase the Francarep Shares so that KTOC could satisfy a potential obligation to deliver the Francarep Shares to RSMI created by the RSMI Option.

         IN CONSIDERATION of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
                                    Agreement

                                ARTICLE I: OPTION

         1.01 Option Premium. KTOC agrees to pay the Stockholder $10.00 in cash or other immediately available funds on or before March 31, 1998 (the "Option Premium") in exchange for the Option (as defined below).


                                     Ex. 3-1

         1.02 Grant of Option. The Stockholder hereby grants to KTOC an irrevocable and exclusive option (the "Option") to purchase the Francarep Shares on the terms and conditions set forth below.

         1.03 Term of Option. The term of the Option shall be until the earlier of the following (the "Expiration Date"):

                  (a) 5:00 p.m. September 15, 1998; or

                  (b) the date specified in Section 5.01(b) below.

         1.04 Exercise of Option. The Option may be exercised by KTOC at any time prior to the Expiration Date by executing and delivering to the Stockholder written notice of such exercise. If the Option is not exercised by KTOC, then all of the terms of the Francarep Agreement shall remain in effect after the Expiration Date, except that (i) the expiration date of the Francarep Agreement shall be extended to ________, and (ii) the mandatory repurchase price under the Francarep Agreement ($412,500.00) shall be reduced by the amount of consideration received by the Stockholder from RSMI should RSMI elect not to exercise its option under the RSMI Option and the Escrow Agreement. If the Option is exercised by KTOC, then KTOC shall have no further obligations under the Francarep Agreement.

                              ARTICLE II: EXERCISE

         2.01 Exercise Price. The purchase price for the Francarep Shares shall be $250,000.00 (the "Exercise Price") payable as described in Section 4.03 below. The Option Premium shall not be considered as a payment of a portion of the Exercise Price.

           ARTICLE III: REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         3.01 Stock. The Stockholder owns (i) 275,000 Class A shares and 330,000 Class B shares of the issued and outstanding shares of the capital stock of AROC free and clear of all liens, encumbrances, restrictions, claims, options, warrants, calls and commitments of every kind, and (ii) 68,750 shares of Bishop Capital Corporation common stock free and clear of all liens, encumbrances, restrictions, claims, options, warrants, calls and commitments of every kind.

         3.02 Power and Authority. The Stockholder has the full legal right, power and authority to enter into this Agreement and to exchange, assign, and transfer the Francarep Shares to KTOC.

                               ARTICLE IV: CLOSING

         4.01 Closing. The closing shall take place at the offices of Holme Roberts & Owen, 1401 Pearl Street, Suite 400, Boulder, Colorado, no later than 30 days after receipt by the Stockholder of the written notice described in
Section 1.04 above, or at such other place and time as the Parties may agree.

         4.02  Obligations of Parties. At the closing the following shall occur:


                                     Ex. 3-2

                  (a) The Stockholder shall deliver to KTOC certificates representing its ownership of the Francarep Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and (ii) execute, acknowledge, and deliver any and all other documents that are necessary to transfer the Francarep Shares; and

                  (b) KTOC shall pay the Stockholder a total of $250,000.00 in cash or other immediately available funds.

                        ARTICLE V: TERMINATION OF OPTION

         5.01 Early Termination of Option. If KTOC and RSMI enter into the RSMI Option, then the Parties agree as follows:

                  (a) The Stockholder shall execute the Escrow Agreement, thereby requiring the Stockholder to deliver the Francarep Shares to the escrow agent pursuant to the terms thereof; and

                  (b) The Option shall terminate as of the date that the Escrow Agreement is executed by all parties thereto, and the rights and obligations of the Parties with respect to the Francarep Shares shall be governed by the terms of the Escrow Agreement.

                               ARTICLE VI: NOTICES

         6.01 Notices. All notices and other communications required or permitted hereunder shall be deemed sufficiently given or served for all purposes herein set forth when received, provided such notice is hand delivered, mailed by first class mail, or sent via facsimile. Notices or other communications shall be delivered as follows:

         To Stockholder at:
                  Francarep, Inc.
                  Attention:  Georges Babinet
                  50 Av. des Champs-Elysees 75008
                  Paris, France

         To KTOC at:
                  Mr. Karlton Terry
                  700 East 9th Street; Suite 106
                  Denver, CO  80203
                  Facsimile:  (303) 832-2404

                           ARTICLE VII: MISCELLANEOUS

         7.01 Entire Agreement. This Agreement embodies the entire understanding and agreement among the Parties and supersedes any and all prior negotiations, understandings or agreements in regard thereto, except for the Francarep Agreement.


                                     Ex. 3-3

         7.02 Amendment. This Agreement may only be amended by the written consent of all parties. No rights hereunder may be waived except by an instrument in writing signed by the Party sought to be charged with such waiver.

         7.03 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

         7.04 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be considered an original.

         7.05 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforcability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         7.06 Headings. The section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

                                          KARLTON TERRY OIL COMPANY, a
                                                   Colorado corporation
                                          By:    /s/ Karlton Terry
                                                 Karlton Terry, President


                                          FRANCAREP, INC., a Wyoming corporation
                                          By:    /s/ Georges Babinet
                                          Print Name:   Georges Babinet
                                          Title: President

                                     Ex. 3-4

                                    EXHIBIT A

            [Option Agreement and Extension Agreement to be attached]



                                     Ex. 3-5